UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2023

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 19, 2023, FuelCell Energy Opco Finance 1, LLC (“Borrower”), a wholly owned subsidiary of FuelCell Energy Finance, LLC (“FCEF”), which, in turn, is a wholly owned subsidiary of FuelCell Energy, Inc. (the “Company”), entered into a Financing Agreement (the “Financing Agreement”) with, by and among Investec Bank plc in its capacities as a lender (“Investec Lender”), administrative agent (“Administrative Agent”), and collateral agent (“Collateral Agent”); Investec, Inc. as coordinating lead arranger and sole bookrunner; Bank of Montreal (Chicago Branch) in its capacity as a lender (“BMO Lender”) and as mandated lead arranger; and each of Liberty Bank, Amalgamated Bank and Connecticut Green Bank as lenders (collectively with Investec Lender and BMO Lender, the “Lenders”) for a term loan facility in an amount not to exceed $80.5 million (the “Term Loan Facility” and such term loan, the “Term Loan”) and a letter of credit facility in an amount not to exceed $6.5 million (the “LC Facility” and together with the Term Loan Facility, the “Financing Facility”).

Borrower’s obligations under the Financing Agreement are secured by the Company’s interest in six operating fuel cell generation projects: (i) the Bridgeport Fuel Cell Project, located in Bridgeport, Connecticut; (ii) the Central CT State University Project, located in New Britain, Connecticut; (iii) the Pfizer Project, located in Groton, Connecticut; (iv) the LIPA Yaphank Project, located in Long Island, New York; (v) the Riverside Regional Water Quality Control Plant Project, located in Riverside, California; and (vi) the Santa Rita Jail Project, located in Alameda County, California (each, a “Project” and collectively, the “Projects”).

Immediately prior to the closing on the Financing Facility, which closing occurred on May 19, 2023, the Company caused to be transferred to Borrower all of the outstanding equity interests in: (i) Bridgeport Fuel Cell, LLC (the “Bridgeport Project Company”), the entity that owns the Bridgeport Fuel Cell Project; (ii) New Britain Renewable Energy, LLC (the “CCSU Project Company”), the entity that owns the Central CT State University Project; (iii) Groton Fuel Cell 1, LLC (the “Pfizer Project Company”), the entity that owns the Pfizer Project; (iv) Riverside Fuel Cell, LLC (the “Riverside Project Company”), the entity that owns the Riverside Regional Water Quality Control Plant Project; (v) SRJFC, LLC (the “Santa Rita Project Company”), the entity that owns the Santa Rita Jail Project; and (vi) Fuel Cell YT Holdco, LLC (the “Class B Member”), the entity that owns the Company’s Class B membership interest in YTBFC Holdco, LLC (the “Yaphank Tax Equity Partnership”), the tax equity partnership with Renewable Energy Investors, LLC (the “Class A Member”), as tax equity investor, which Yaphank Tax Equity Partnership, in turn, owns Yaphank Fuel Cell Park, LLC (the “Yaphank Project Company”), the entity that owns the LIPA Yaphank Project.

At the time of closing on the Financing Facility: (i) the Bridgeport Fuel Cell Project was encumbered by senior and subordinated indebtedness to Liberty Bank, Fifth Third Bank and Connecticut Green Bank in the aggregate amount of approximately $11.4 million; and (ii) the Pfizer Project, the Riverside Regional Water Quality Control Plant Project and the Santa Rita Jail Project were subject to sale and leaseback transactions and agreements with PNC Energy Capital, LLC (“PNC”) in which the lease buyout amounts, including sales taxes, were approximately $15.7 million, $3.7 million and $2.8 million, respectively. In connection with closing on the Financing Facility, all of the foregoing indebtedness and lease buyout amounts were repaid and extinguished with proceeds of the Term Loan and funds of approximately $7.3 million that were released from restricted and unrestricted reserve accounts held at PNC at the time of closing, resulting in the applicable project company’s re-acquiring ownership of the three leased projects from PNC. In addition, in connection with closing on the Financing Facility, proceeds of the Term Loan were used to repay a portion of the Company’s long-term indebtedness to Connecticut Green Bank in the amount of approximately $1.8 million.

At the closing, the entire amount of the Term Loan portion of the Financing Facility, $80.5 million, was drawn down. After payment of fees and transaction costs (including fees to the Lenders and legal costs) of approximately $2.9 million in the aggregate, the remaining proceeds of approximately $77.6 million were used as follows: (i) approximately $15.0 million was used (in addition to the approximately $7.3 million released from restricted and unrestricted reserve accounts held at PNC) to pay the lease buyout amounts and sales taxes referred to above and to re-acquire the three projects owned by PNC as referred to above; (ii) approximately $11.4 million was used to extinguish the indebtedness to Liberty Bank, Fifth Third Bank, and Connecticut Green Bank relating to the Bridgeport Fuel Cell Project; (iii) approximately $1.8 million was used to repay a portion of the Company’s long-term indebtedness to Connecticut Green Bank; (iv) $14.5 million was used to fund a capital expenditure reserve account required to be maintained pursuant to the terms and conditions of the Financing Agreement (which will be classified as restricted cash on the Company’s Consolidated Balance Sheet); and (v) approximately $34.9 million was distributed to the Company for use as the Company determines in its sole discretion. In addition, in connection with the extinguishment of the Company’s indebtedness to Liberty Bank and Fifth Third Bank referred to above, approximately $11.2 million of restricted cash was released to the Company from Liberty Bank and Fifth Third Bank. Taking into consideration the release of such funds, the total net proceeds to the Company from these transactions were approximately $46.1 million (which will be classified as unrestricted cash on the Company’s Consolidated Balance Sheet).

The Term Loan portion of the Financing Facility will accrue interest on the unpaid principal amount calculated from the date of such Term Loan until the maturity date thereof at a rate per annum during each Interest Period (as defined in the Financing Agreement) for such Term Loan equal to (A) with respect to SOFR Rate Loans, (i) the Adjusted Daily Compounded SOFR for such Interest Period with respect to SOFR Rate Loans plus (ii) the Applicable Margin, and (B) with respect to Base Rate Loans, (i) the Base Rate from time to time in effect plus (ii) the Applicable Margin (in each case as defined in the Financing Agreement). The Applicable Margin for SOFR Rate Loans is 2.5% for the first four years of the term and thereafter, 3%. The Applicable Margin for Base Rate Loans is 1.5% for the first four years of the term and thereafter, 2%. At the closing, in connection with the draw down of the entire amount of the Term Loan, Borrower elected to make such draw down a SOFR Rate Loan with an initial Interest Period of three months. After the initial Interest Period of three months, Borrower may elect both the applicable Interest Period (i.e., one month, three months or six months) and whether the Term Loan will be treated as a SOFR Rate Loan or a Base Rate Loan for such Interest Period. Interest payments are required to be made quarterly.

Quarterly principal amortization obligations are also required to be made (based on 17-year principal amortization designed to be fully repaid in 2039), with quarterly amortization payments based on a 1.30x debt service coverage ratio sizing based on contracted cash flows (before giving effect to module replacement expenses and module replacement drawdown releases). The Term Loan has a seven-year term, maturing on May 19, 2030.

Pursuant to the terms and conditions of the Financing Agreement, Borrower is required to maintain a capital expenditures reserve to pay for expected module replacements. The total reserve balance is required to reach $29.0 million, $14.5 million of which was funded out of the closing advance of the Term Loan and the remainder of which is to be funded pursuant to an agreed upon funding schedule through cash flows generated by the Projects set forth in the Financing Agreement.

Pursuant to the terms and conditions of the Financing Agreement, Borrower is required to maintain a debt service reserve of not less than six months of the scheduled principal and interest payments. The letter of credit component of the Financing Facility is for the purpose of obtaining letters of credit to satisfy such obligation; at the closing, an Irrevocable Letter of Credit was issued by Investec Bank plc as the issuing bank in favor of the Collateral Agent for the benefit of the Lenders in the amount of $6.5 million to satisfy the debt service reserve funding obligation.

Pursuant to the Financing Agreement, within 30 days of the financial close of the Financing Agreement, Borrower is required to enter into one or more hedge transactions, with a Lender or an affiliate thereof pursuant to one or more interest rate agreements, to hedge Borrower’s interest rate exposure relating to the Term Loan from floating to fixed. Such hedge transactions are required to be in effect at all times during the entire amortization period and have an aggregate notional amount subject to the hedge transactions at any time equal to at least seventy five percent (75%) and no more than one hundred five percent (105%) of the aggregate principal balance of the Term Loan outstanding (taking into account scheduled amortization of the Term Loan).

Upon closing, on May 19, 2023, Borrower entered into an ISDA 2002 Master Agreement (the “Investec Master Agreement”) and an ISDA Schedule to the 2002 Master Agreement (the “Investec Schedule”) with Investec Bank plc as a hedge provider, and an ISDA 2002 Master Agreement (the “BMO Master Agreement”) and an ISDA Schedule to the 2002 Master Agreement (the “BMO Schedule”) with Bank of Montreal (Chicago Branch) as a hedge provider. On May 22, 2023, Borrower executed the related trade confirmations for these interest rate swap agreements with these hedge providers to protect against adverse price movements in the floating SOFR rate associated with 100% of the aggregate principal balance of the Term Loan outstanding. Pursuant to the terms of such agreements, Borrower will pay a fixed rate of interest of 3.716%. The net interest rate across the Financing Agreement and the swap transaction is 6.366% in the first four years and 6.866% thereafter. The obligations of Borrower to the hedge providers under the interest rate swap agreements are treated as obligations under the Financing Agreement and, accordingly, are secured, on a pari passu basis, by the same collateral securing the obligations of Borrower under the Financing Agreement, which collateral is described below.

The Financing Agreement contains certain reporting requirements and other affirmative and negative covenants which are customary for transactions of this type. Included in the covenants are covenants that: (i) the Yaphank Project Company obtain ongoing three year extensions of its current gas agreement; (ii) any annual operating expense budget that exceeds 115% of the Base Case Model (as defined in the Financing Agreement) for that year be approved by the Required Lenders (i.e., Lenders constituting more than 50% of the amounts loaned); (iii) Borrower maintain a debt service coverage ratio of not less than 1.20:1.00 (based on the trailing 12 months and tested every six months); and (iv) the Class B Member is required to exercise its option to purchase the Class A Member’s interest in the Yaphank Tax Equity Partnership during the six month period following the “flip Point” as set forth in the limited liability company agreement for the Yaphank Tax Equity Partnership. The Financing Agreement also contains customary representations and warranties and customary events of default that cause, or entitle the Lenders to cause, the outstanding loans under the Financing Agreement to become immediately due and payable.

The Term Loan may be prepaid at any time at the option of Borrower without premium or penalty other than any “liquidation costs” if such prepayment occurs other than at the end of an Interest Period. In addition, there are certain mandatory repayments required under the Financing Agreement, including in connection with any sale or disposition of all of the Projects or of any of the LIPA Yaphank Project, the Bridgeport Fuel Cell Project or the Pfizer Project. If the Company disposes of any of the Riverside Regional Water Quality Control Plant Project, the Santa Rita Jail Project or the Central CT State University Project, Borrower is required to prepay an amount of the Term Loan based on the then stipulated value of the disposed Project.

Simultaneously with Borrower entering into the Financing Agreement, FCEF (as pledgor), Borrower and each of the Bridgeport Project Company, the Pfizer Project Company, the Riverside Project Company, the Santa Rita Project Company, the CCSU Project Company and the Class B Member, each as a subsidiary grantor party and guarantor, entered into an Omnibus Guarantee, Pledge and Security Agreement (the “Security Agreement”) with Investec Bank plc as Collateral Agent, pursuant to which, as collateral for the Term Loan Facility, the LC Facility and the hedge agreements (i) FCEF granted to Collateral Agent a security interest in all of FCEF’s equity interest in Borrower; (ii) Borrower granted to Collateral Agent a security interest in all of Borrower’s assets consisting of its equity interests in the Bridgeport Project Company, the Pfizer Project Company, the Riverside Project Company, the Santa Rita Project Company, the CCSU Project Company and the Class B Member; (iii) each of the Bridgeport Project Company, the Pfizer Project Company, the Riverside Project Company, the Santa Rita Project Company and the CCSU Project Company granted to Collateral Agent a security interest in all of each such entity’s assets consisting principally of the respective generation facilities and project agreements; and (iv) the Class B Member granted to Collateral Agent a security interest in all of such Class B Member’s assets, consisting principally of its equity interest in the Yaphank Tax Equity Partnership. Pursuant to the Security Agreement, each of the subsidiary grantor parties jointly and severally guaranteed payment of all of the obligations secured by the Security Agreement.

Simultaneously with the execution of the Financing Agreement, Borrower, Investec Bank plc as Collateral Agent and Administrative Agent and Liberty Bank as Depositary Agent entered into a Depositary Agreement (the “Depositary Agreement”) pursuant to which Borrower established certain accounts at Liberty Bank, all of which were pledged to Collateral Agent as security for the Term Loan Facility, the LC Facility and the hedge agreements, including a Revenue Account; a Debt Service Reserve Account; a Redemption Account (for prepayments); a Capital Expenditure Reserve Account; and a Distribution Reserve Account (in each case as defined in the Depositary Agreement). Pursuant to the terms of the Financing Agreement and the Depositary Agreement, Borrower may make quarterly distributions to FCEF and the Company provided that: (i) no Event of Default or Default (in each case as defined in the Financing Agreement) exists under the Financing Facility; (ii) all reserve accounts have been funded; (iii) no letter of credit loans or unpaid drawings are outstanding with regard to any drawn down letter of credit under the LC Facility; (iv) Borrower has maintained a greater than 1.20:1.00 debt service coverage ratio for the immediate 12 month period; and (v) no Cash Diversion Event (i.e., certain events that would adversely impact distributions to the Class B Member in connection with the LIPA Yaphank Project, as further defined in the Financing Agreement) has occurred. Beginning with the quarter ending June 2025 and continuing until the quarter ending March 2026, prior to making contributions to the Debt Service Reserve Account or the Capital Expenditure Reserve Account or having funds available for distribution, out of operating cash flow, Borrower is required to make a quarterly payment to the Administrative Agent (on behalf of the Lenders) in the amount of $675,000 per quarter to be applied to outstanding principal.

The foregoing description of the Financing Agreement, the Security Agreement, the Depositary Agreement, the Investec Master Agreement, the Investec Schedule, the BMO Master Agreement, and the BMO Schedule is qualified in its entirety by reference to the full text of the Financing Agreement, the Security Agreement, the Depositary Agreement, the Investec Master Agreement, the Investec Schedule, the BMO Master Agreement, and the BMO Schedule, copies of which are attached as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4, Exhibit 10.5, Exhibit 10.6, and Exhibit 10.7, respectively, to this Current Report on Form 8-K and are incorporated herein.

Item 1.02.	Termination of a Material Definitive Agreement.

The information in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.02.

Termination of Certain Agreements with PNC

On October 31, 2016, Groton Fuel Cell 1, LLC, a wholly owned subsidiary of the Company, which is referred to above and herein as the “Pfizer Project Company,” entered into a Purchase and Sale Agreement and a Lease Agreement with PNC, pursuant to which the Pfizer Project Company became the lessee of a 5.6 megawatt (“MW”) fuel cell power plant located on the Pfizer Inc. campus in Groton, Connecticut (also referred to above and herein as the “Pfizer Project”) through a sale-leaseback transaction. In addition, in connection with this sale-leaseback transaction, FCEF and PNC entered into a Pledge Agreement pursuant to which FCEF granted PNC a security interest in, and a lien on, among other things, all of its membership interests and other equity interests in the Pfizer Project Company.

In connection with the closing of the Financing Facility described above, the Pfizer Project Company requested a payoff letter from PNC with respect to the repayment, in full, of all outstanding obligations under the Lease Agreement. On May 19, 2023, using a portion of the proceeds from the closing of the Financing Facility, the Pfizer Project Company paid approximately $15.7 million to PNC in repayment, in full, of all outstanding obligations (including sales tax obligations) under the Lease Agreement. No early termination penalties were incurred in connection with this repayment. Upon payment of such amount by the Pfizer Project Company to PNC on May 19, 2023, all of the Pfizer Project Company’s obligations under the documents evidencing the lease (including, but not limited to, the Lease Agreement and the Pledge Agreement) were satisfied, terminated and released (except for any such provisions that expressly survive such termination), all collateral and liens under the Pledge Agreement were released, $4.2 million was released by PNC from restricted and unrestricted reserve accounts previously required to be maintained by the Pfizer Project Company (which amount was used to repay the Pfizer Project Company’s obligations under the Lease Agreement), and the Lease Agreement, the Pledge Agreement, and any other related agreements were terminated.

Termination of Certain Agreements with Liberty Bank, Fifth Third Bank, and Connecticut Green Bank Related to the Bridgeport Fuel Cell Project

On May 9, 2019, in connection with the closing of the purchase of the membership interests of Bridgeport Fuel Cell, LLC (which is referred to above and herein as the “Bridgeport Project Company”) and the 14.9 MW Bridgeport Fuel Cell Project, the Bridgeport Project Company (a subsidiary of the Company following such closing) entered into a Credit Agreement with Liberty Bank, as administrative agent and co-lead arranger, and Fifth Third Bank as co-lead arranger and interest rate swap hedger (the “Bridgeport Credit Agreement”), whereby Fifth Third Bank and Liberty Bank each provided financing in the amount of $12.5 million towards the purchase price for the Bridgeport Project Company acquisition. As security for the Bridgeport Credit Agreement, Liberty Bank and Fifth Third Bank were granted a first priority lien in (i) all assets of the Bridgeport Project Company, including its cash accounts, fuel cells, and all other personal property, as well as third party contracts including the Energy Purchase Agreement between the Bridgeport Project Company and Connecticut Light and Power Company dated July 10, 2009, as amended; (ii) certain fuel cell modules that are intended to be used to replace the Bridgeport Fuel Cell Project’s fuel cell modules as part of routine operation and maintenance; and (iii) FCEF’s (then the direct parent of the Bridgeport Project Company) ownership interest in the Bridgeport Project Company.

In addition, on May 9, 2019, the Bridgeport Project Company entered into a subordinated credit agreement with Connecticut Green Bank whereby Connecticut Green Bank provided financing in the amount of $6.0 million (the “Subordinated Credit Agreement”). This $6.0 million consisted of $1.8 million in incremental funding that was received by the Bridgeport Project Company and $4.2 million of funding previously received by the Company with respect to which the Bridgeport Project Company became the primary obligor. As security for the Subordinated Credit Agreement, Connecticut Green Bank received a perfected lien, subordinated and second in priority to the liens securing the $25.0 million loaned under the Bridgeport Credit Agreement, in all of the same collateral securing the Bridgeport Credit Agreement.

In connection with the closing of the Financing Facility described above, the Bridgeport Project Company requested payoff information from Liberty Bank (as administrative agent under the Bridgeport Credit Agreement) and Connecticut Green Bank with respect to the payment, in full, of all outstanding obligations under the Bridgeport Credit Agreement, the Subordinated Credit Agreement, and all related promissory notes. On May 19, 2023, using a portion of the proceeds from the Financing Facility, the Bridgeport Project Company paid (i) approximately $8.4 million to Liberty Bank in payment, in full, of all outstanding obligations to Liberty Bank and Fifth Third Bank under the Bridgeport Credit Agreement and the related promissory notes issued by the Bridgeport Project Company in favor of Liberty Bank and Fifth Third Bank, and (ii) approximately $3.0 million to Connecticut Green Bank in payment, in full, of all outstanding obligations under the Subordinated Credit Agreement and the related promissory note issued by the Bridgeport Project Company in favor of Connecticut Green Bank. No early termination penalties were incurred in connection with these payments. Upon payment of such amounts by the Bridgeport Project Company to Liberty Bank, Fifth Third Bank, and Connecticut Green Bank on May 19, 2023, (a) all of the Bridgeport Project Company’s obligations under (I) the Bridgeport Credit Agreement and the related promissory notes issued by the Bridgeport Project Company in favor of Liberty Bank and Fifth Third Bank, and (II) the Subordinated Credit Agreement and the related promissory note issued by the Bridgeport Project Company in favor of Connecticut Green Bank were satisfied, terminated and released (except for any such provisions that expressly survive such termination), (b) all collateral and liens under the related security agreements and pledge and security agreements were released, (c) approximately $6.2 million was released by Liberty Bank from the reserve accounts previously required to be maintained by the Bridgeport Project Company under the Bridgeport Credit Agreement, (d) approximately $3.3 million was released by Fifth Third Bank from the reserve accounts previously required to be maintained by the Bridgeport Project Company under the Bridgeport Credit Agreement, and (e) the Bridgeport Credit Agreement, the Subordinated Credit Agreement, the related promissory notes, the related security agreements and pledge and security agreements, and any other related agreements were terminated.

Termination of Related Interest Rate Swap Agreement and Transactions with Fifth Third Bank

An interest rate swap agreement was required to be entered into with Fifth Third Bank in connection with the Bridgeport Credit Agreement to protect against movements in the floating LIBOR index. Accordingly, on May 16, 2019, an interest rate swap agreement (the “Swap Agreement”) was entered into by the Bridgeport Project Company with Fifth Third Bank in connection with the Bridgeport Credit Agreement for the term of the loan. The net interest rate across the Bridgeport Credit Agreement and the swap transactions resulted in a fixed rate of 5.09%.

In connection with the closing of the Financing Facility described above, the Bridgeport Project Company requested information from Fifth Third Bank regarding the termination of the swap transactions contemplated by the Swap Agreement. The Bridgeport Project Company and Fifth Third Bank agreed that, in consideration of the payment by Fifth Third Bank to the Bridgeport Project Company of approximately $0.2 million, all of the rights and obligations of the Bridgeport Project Company and Fifth Third Bank arising out of such swap transactions were terminated and waived as of May 19, 2023. In connection with such payment and agreement, the Swap Agreement is effectively terminated.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On May 25, 2023, the Company issued a press release announcing the Financing Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in this Item 7.01, including Exhibit 99.1, is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section. This information will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits:

Exhibit No.	Description

10.1	Financing Agreement, dated May 19, 2023, among FuelCell Energy Opco Finance 1, LLC (as Borrower), the Lenders party thereto, the LC Issuing Banks party thereto, and Investec Bank plc (as Administrative Agent and Collateral Agent).

10.2	Omnibus Guarantee, Pledge and Security Agreement, dated May 19, 2023, made by FuelCell Energy Finance, LLC (as Pledgor), FuelCell Energy Opco Finance 1, LLC (as Borrower), and Bridgeport Fuel Cell, LLC, Groton Fuel Cell 1, LLC, Riverside Fuel Cell, LLC, SRJFC, LLC, FuelCell YT HoldCo, LLC, and New Britain Renewable Energy, LLC (as Subsidiary Guarantors) in favor of Investec Bank plc (as Collateral Agent).

10.3	Depositary Agreement, dated May 19, 2023, by and among FuelCell Energy Opco Finance 1, LLC (as Borrower), Investec Bank plc (as Collateral Agent and Administrative Agent), and Liberty Bank (as Depositary Agent).

10.4	ISDA 2002 Master Agreement, dated May 19, 2023, between Investec Bank plc and FuelCell Energy Opco Finance 1, LLC.

10.5	ISDA Schedule to the 2002 Master Agreement, dated May 19, 2023, between Investec Bank plc and FuelCell Energy Opco Finance 1, LLC.

10.6	ISDA 2002 Master Agreement, dated May 19, 2023, between Bank of Montreal and FuelCell Energy Opco Finance 1, LLC.

10.7	ISDA Schedule to the 2002 Master Agreement, dated May 19, 2023, between Bank of Montreal and FuelCell Energy Opco Finance 1, LLC.

99.1	Press Release issued by FuelCell Energy, Inc. on May 25, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: May 25, 2023	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President and Chief Financial Officer